Exhibit (a)(20)

To:  Dollar Thrifty Canada employees
Subject:  Hertz/Dollar Thrifty Acquisition Update

Sent on behalf of Scott Thompson…

Since our last communication, we want you to know that Dollar Thrifty and Hertz are still actively engaged in seeking the Federal Trade Commission’s approval for the merger.  I understand that during this period you may be feeling anxiety. Hertz and Dollar Thrifty hope you will recognize that until the next step of government approval is reached, neither company is able to provide specific answers to many of your questions.  If antitrust clearance is obtained and the other conditions to closing are satisfied, the parties will complete the merger, and once that is finalized, a transition period will take place to integrate the companies.

Lynne Pritchard, our Senior VP of Human Resources has been collecting your questions.  Many of these relate to paid time off, Group RSP, severance, company stock, health and wellness benefits, seniority, and processes related to the integration. Please continue to submit your questions through employee.questions@dtag.com.

Frequently Asked Questions

Will I be able to roll my current DTAG Group RSP account into the Hertz Group RSP Plan?

Yes, it is expected that current DTAG Group RSP Plan account balances will be transferred into the Hertz Group RSP Plan after the transaction closes. Specifics on this process will be provided once a transition plan is finalized.

What is DTAG’s severance policy?

Severance calculations are based upon various factors including length of service and grade level. Severance is comprised of continuation of base salary and health benefits at current employee pricing for the length of the severance period. Severance is provided to both full time and part time employees. More specific information will be shared with you individually as we move further into the transition.

Will I be required to join a union?

The vast majority of Hertz employees choose to be union free.  DTAG employees have the legal right to remain union free.  Hertz does not force, or encourage employees to be members of unions and there is absolutely no requirement or law mandating that any DTAG employee join a pre-existing union at Hertz. In fact, Hertz has told us that Hertz prefers to deal directly with its employees.

Will our existing seniority with DTAG align with Hertz seniority?

Yes, your DTAG date of hire will generally be honored by Hertz in determining service credits under Hertz benefit plans to the extent such service was recognized under a comparable DTAG plan.

Will our health and welfare benefits continue under Hertz?

Hertz agrees with Dollar Thrifty that nothing will change abruptly related to your benefits, and you will be provided adequate time and information to fully understand any new benefit offerings, options or changes.  Hertz has committed in the merger agreement to providing DTAG employees (excluding any employee covered by a collective bargaining agreement) substantially similar compensation and benefits overall to those provided under current DTAG plans through December 2013. Specific details and administration of benefit programs such as healthcare, Paid Time Off, tuition reimbursement, etc. will be shared by Hertz as the transition progresses. Hertz will also conduct informational meetings and in some cases on-site visits to ensure you have a full understanding of any benefit changes and the timelines.

We will continue to provide communications as we are able to deliver more details.

Scott Thompson

Cautionary Statement Regarding Forward-Looking Statements
This communication contains “forward-looking statements”.  Examples of forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s respective outlooks, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that each of Hertz and Dollar Thrifty have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Dollar Thrifty believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s respective markets, including on pricing policies or use of incentives; occurrences that disrupt rental activity during peak periods; Hertz’s and Dollar Thrifty’s ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; Hertz’s and Dollar Thrifty’s ability to accurately estimate future levels of rental activity and adjust the size of their respective fleets accordingly; the ability of Hertz and Dollar Thrifty to maintain sufficient liquidity and the availability of additional or continued sources of financing for revenue earning equipment and to refinance existing indebtedness; safety recalls by the manufacturers of vehicles and equipment; a major disruption in communication or centralized information networks; financial instability of the manufacturers of vehicles and equipment; any impact on Hertz and/or Dollar Thrifty from the actions of their respective licensees, franchisees, dealers and independent contractors; Hertz’s and Dollar Thrifty’s ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; Hertz’s and Dollar Thrifty’s ability to successfully integrate acquisitions and complete dispositions; Hertz’s and Dollar Thrifty’s ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to Hertz’s and Dollar Thrifty’s respective indebtedness, including Hertz’s substantial amount of debt and Hertz’s ability to incur substantially more debt and increases in interest rates or in its borrowing margins; Hertz’s and Dollar Thrifty’s ability to meet the financial and other covenants contained in their respective senior credit facilities, outstanding unsecured senior notes and certain asset-backed and asset-based funding arrangements; changes in accounting principles, or their application or interpretation, and Hertz’s and Dollar Thrifty’s ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our respective operations, the cost thereof or applicable tax rates; changes to Hertz’s and Dollar Thrifty’s senior management teams; the effect of tangible and intangible asset impairment charges; the impact of derivative instruments held by Hertz and Dollar Thrifty, which can be affected by fluctuations in interest rates and commodity prices; and Hertz’s and Dollar Thrifty’s exposure to fluctuations in foreign exchange rates. Additional information concerning these and other factors can be found in Hertz’s and Dollar Thrifty’s filings with the Securities and Exchange Commission, including each of Hertz’s and Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Hertz and Dollar Thrifty therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to Hertz, Dollar Thrifty or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Dollar Thrifty undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
ADDITIONAL INFORMATION
On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) regarding the tender offer described herein.  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz and the Schedule 14D-9 (as updated and amended) filed by Dollar Thrifty with the SEC, because each contains important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100. Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.